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                                                                    Exhibit 99.1

Newark, DE, August 9, 2005 - (ARTNA) Artesian Resources Corporation (Artesian) today announced that basic and diluted net income per common share for the six months ended June 30, 2005 were $0.54 and $0.53, respectively, as compared to $0.43 and $0.41 for the comparable period in 2004. Dian Taylor, CEO and President, said "We continue to focus on our strategy of meeting the water and wastewater needs associated with the continued growth and economic development in Delaware." Revenues for the six month period were $21.4 million, up 14.0% from $18.8 million in 2004. Net income available to common stockholders was $2.2 million, compared to $1.7 million last year, a 28.8% increase.

Basic and diluted net income per common share for the quarter ended June 30, 2005 were $0.30 and $0.29, respectively, as compared to $0.24 for both in the comparable period in 2004. Revenues for the quarter were $11.5 million, up 15.2% from $10.0 million in 2004. Net income was $1.2 million, compared to $1.0 million last year, a 25.5% increase.

Operating revenues increased primarily as the result of the $1.7 million, or 9.2%, increase in water sales revenue for the six month period ended June 30, 2005 compared to the same period last year. Water sales revenues reflected temporary rate increases in effect in the current period related to our February 5, 2004 request that is pending before the Delaware Public Service Commission.

The remaining increase in operating revenues is primarily due to additional revenues generated by wastewater and contract operations services. Non-utility revenue totaled $1.2 million for the six months ended June 30, 2005, $0.9 million above non-utility revenue for the comparable period in 2004. This increase is a result of revenue from our non-regulated wastewater subsidiary, Artesian Utility Development, Inc., which designs, builds and operates wastewater facilities. These revenues are offset by associated non-utility expenses for contracted engineering design and construction services.

Total operations and maintenance expenses increased $1.6 million, or 15.1% for the six month period ended June 30, 2005, as compared to the same period last year. The primary components of the increase in operating expenses included increases in non-utility expense of $0.9 million and payroll and employee benefit expense of $0.6 million.

On August 1, 2005, Artesian Water Company issued $25 million in First Mortgage Bonds at an annual interest rate of 5.96%. These bonds enabled us to retire a total of $15 million of First Mortgage Bonds ($10 million at 7.84% and $5 million at 7.56%) originally due December 31, 2007. The remainder of the net bond proceeds were used to pay down currently outstanding short-term lines of credit, which were used to finance investments in utility plant and equipment.

On August 5, 2005, Artesian Development Corporation, our wholly-owned subsidiary, entered into an Agreement of Sale for a four acre parcel of land it owns. The sale price is $1.35 million, which includes a $200,000 non-refundable deposit. Settlement is expected to occur not later than 12 months after execution of the Agreement.

Artesian Resources Corporation, through our wholly-owned subsidiary Artesian Water Company, is the largest investor owned regulated public water utility in the State of Delaware and has been providing water within the state since 1905. More than $155 million has been invested in Artesian's utility plant over the last 10 years to provide sufficient treated supply, new water mains and additional storage capacity to meet peak demands and provide fire protection for Delaware residents. We distribute and sell water to residential, commercial, industrial, governmental, municipal and utility customers throughout the state. As of June 30, 2005, Artesian was serving approximately 71,100 metered customers, providing water service to about 233,000 residents (including contract services), representing approximately 28% of Delaware's total population. Last year, Artesian distributed 7.2 billion gallons of water. Artesian serves its customers through 109 operating wells. Artesian's water supply is treated at 52 different locations statewide. Artesian owns and maintains approximately 977 miles of water main throughout the state.

In addition to historical facts or statements of current conditions, this press release contains a forward-looking statement regarding our plan to sell a four acre parcel of land in the next twelve month period. This statement is subject to certain risks and uncertainties. These risks and uncertainties include, but are not limited to: the sale and settlement are contingent on the purchaser's ability to obtain all governmental approvals necessary to construct a medical office facility of at least 42,000 square feet of leaseable space as well as an acceptable environmental audit report. Given these risks and uncertainties, this forward-looking statement may prove to be incorrect. Furthermore, we do not intend to update publicly any forward-looking statements.

Contact: Nicki Taylor
Investor Relations
(302) 453-6943 ntaylor@artesianwater.com
               -------------------------

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
                                                 ARTESIAN RESOURCES CORPORATION
                                                 ------------------------------
                                         CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                         (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                                       (Unaudited)                       (Unaudited)

                                                             Three months      Three months       Six months       Six months
                                                                ended              ended             ended           ended
                                                            June 30, 2005     June 30, 2004     June 30, 2005     June 30, 2004
                                                            -------------     -------------     -------------     -------------
OPERATING REVENUES                                           $   11,502        $    9,984        $   21,404        $   18,771
                                                             ----------        ----------        ----------        ----------
OPERATING EXPENSES
     Operations and Maintenance Expenses                          6,319             5,328            11,952            10,386
     Depreciation and Amortization                                1,080             1,093             2,122             2,016
     State & Federal Taxes                                          805               648             1,445             1,119
     Property and Other Taxes                                       591               553             1,172             1,082
                                                             ----------        ----------        ----------        ----------
                                                                  8,795             7,622            16,691            14,603
                                                             ----------        ----------        ----------        ----------

OPERATING INCOME                                                  2,707             2,362             4,713             4,168

     Other Income, net                                               41                77               470               446

                                                             ----------        ----------        ----------        ----------
INCOME BEFORE INTEREST CHARGES                                    2,748             2,439             5,183             4,614
                                                             ----------        ----------        ----------        ----------
                                                             ----------        ----------        ----------        ----------
INTEREST CHARGES                                                  1,544             1,480             3,025             2,937
                                                             ----------        ----------        ----------        ----------

NET INCOME                                                        1,204               959             2,158             1,677
PREFERRED DIVIDEND REQUIREMENT                                        -                 -                                   2
                                                             ----------        ----------        ----------        ----------
NET INCOME APPLICABLE TO COMMON STOCK                        $    1,204        $      959        $    2,158        $    1,675
                                                             ==========        ==========        ==========        ==========

     Weighted Average Common Shares Outstanding - Basic       3,975,294         3,930,235         3,973,425         3,923,948
     Net Income per Common Share - Basic                     $     0.30        $     0.24        $     0.54        $     0.43

     Weighted Average Common Shares Outstanding - Diluted     4,106,525         4,064,123         4,106,743         4,056,695
     Net Income per Common Share - Diluted                   $     0.29        $     0.24        $     0.53        $     0.41

                                      ARTESIAN RESOURCES CORPORATION
                                      ------------------------------
                                   CONDENSED CONSOLIDATED BALANCE SHEET
                                              (IN THOUSANDS)

                                                                        (Unaudited)
                                                                       June 30, 2005    December 31, 2004
---------------------------------------------------------------------------------------------------------
ASSETS

    Utility Plant, at original cost less accumulated depreciation        $220,079            $212,152

    Current Assets                                                       $  9,272            $  9,658

    Regulatory and Other Assets                                          $  5,220            $  5,570
                                                                         --------            --------

                                                                         $234,571            $227,380
                                                                         ========            ========

CAPITALIZATION AND LIABILITIES

    Stockholders' Equity                                                 $ 56,025            $ 54,943

    Long Term Debt, Net of Current Portion                               $ 91,630            $ 82,356

    Current Liabilities                                                  $ 10,412            $ 18,440

    Advances for Construction                                            $ 22,867            $ 21,456

    Contributions in Aid of Construction                                 $ 35,327            $ 33,426

    Other Liabilities                                                    $ 18,310            $ 16,759
                                                                         --------            --------

                                                                         $234,571            $227,380
                                                                         ========            ========